EXHIBIT 99.1


             2950 Colorful Avenue ( Longmont, Colorado 80504

            CONCEPTS DIRECT, INC. ANNOUNCES NASDAQ DELISTING

Longmont, Colorado, January 9, 2003 - Concepts Direct, Inc. (NASDAQ:
CDIR) announced today that it received a delisting notification from Nasdaq.

The Company received a Nasdaq Staff Determination on January 7, 2003 indicating that the Company fails to comply with the minimum $2,500,000 stockholders' equity requirement for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(2)(B), and that its common stock is, therefore, subject to delisting from the Nasdaq SmallCap Market. The Company's common stock will be delisted from the Nasdaq SmallCap Market at the opening of business on January 15, 2003. The Company anticipates that its common stock will be quoted on the OTC Bulletin Board following its delisting from the Nasdaq SmallCap Market.

About Concepts Direct, Inc.
Concepts Direct is a direct marketing company focused on building and managing customer relationships through its catalogs and internet retailing initiatives. The company sells primarily personalized paper products and a diverse line of merchandise, including gift items, home decorative items, collectibles and apparel. Concepts Direct sells its merchandise primarily via the Colorful Images, Linda Anderson, Snoopy(tm) etc., Garfield Stuff, Linda Anderson's Collectibles, and the Music Stand catalogs. In addition, the company owns and operates www.ColorfulImages.com, www.LindaAnderson.com, www.SnoopyStore.com, www.garfieldstuff.com, www.theMusicStand.com and www.NewBargains.com.

Cautionary Statement
This press release contains certain forward-looking statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Company statements that are not historical facts, including statements about the Company's expectations, beliefs, plans and objectives are forward-looking statements and involve various risks and uncertainties, including the risks associated with starting new businesses. Additional discussion of factors that could cause actual results to differ materially from management's expectations, beliefs, plans and objectives is contained in the Company's SEC filings.

For Further Information Contact

Phillip A. Wiland, Chairman & CEO  Zaid H. Haddad, Chief Financial Officer
Concepts Direct, Inc.              Concepts Direct, Inc.
(303) 772-9171                     (303) 772-9171
pwiland@conceptsdirectinc.com      zhaddad@conceptsdirectinc.com